EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PULSE ELECTRONICS CORPORATION

The Amended and Restated Articles of Incorporation of Pulse Electronics Corporation (the “Corporation”) are hereby amended and restated in their entirety to read as follows:

FIRST: The name of the Corporation is: Pulse Electronics Corporation.

SECOND: The name of the commercial registered office provider and the county of venue of the Corporation’s current registered office in the Commonwealth of Pennsylvania are:

CT Corporation System
Dauphin County, Pennsylvania

THIRD: The purposes for which the corporation is organized are as follows:

To manufacture or otherwise produce, use, buy, sell and otherwise deal in goods, wares, merchandise, and other articles of commerce and personal property of every kind and nature including electrical, electronic and mechanical equipment.

To acquire by purchase, lease, grant, gift, devise, bequest, exchange of securities or property, or otherwise, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

To hold, own, improve, develop, lease, sell, mortgage, pledge and otherwise deal in, invest in and dispose of, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.

FOURTH: The term for which the Corporation is to exist is perpetual.

FIFTH: The aggregate number of shares which the Corporation shall have authority to issue is TWO HUNDRED SEVENTY-FIVE MILLION (275,000,000) shares of Common Stock and ONE THOUSAND (1,000) shares of Preferred Stock. Unless otherwise designated by the Board of Directors, all shares of Common Stock issued by the Corporation shall have a par value of $.125 per share and all shares of Preferred Stock shall be without par value.

A description of each class of shares and a statement of the voting rights, designations, preferences, privileges, qualifications, limitations, restrictions, and special or relative rights in respect of the Preferred Stock and the Common Stock and a statement of the authority vested in the Board of Directors to fix by resolution any designations, preferences, privileges, qualifications, limitations, restrictions and special or relative rights of any series of Preferred Stock, are as follows:

1.              The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock into one or more other series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the voting rights, designations, preferences, limitations, and special rights (including, without limitation, qualifications, privileges, options, conversion rights, restrictions, and other rights) of such series. Each of such series may differ from every other series previously authorized, as may be determined by the Board of Directors in any or all respects, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

(a)            The number of shares to constitute the series and the distinctive designation thereof;

(b)            the annual dividend or dividend rate, if any, for such series, and the date or dates from which dividends shall commence to accrue;

(c)            the price or prices at which, and the terms and conditions on which, if any, the shares of such series may be redeemed or made redeemable;

(d)            the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

(e)             the amount or amounts, if any, payable upon shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

(f)             the voting rights, if any, of the holders of the shares of such series;

(g)            the terms and conditions, if any, upon which shares of such series may be convertible into or exchangeable for shares of capital stock of the Corporation or other securities and, if so, the conversion price or prices or the rate or rates of conversion or exchange, any adjustments thereof, and any other terms and conditions of conversion or exchange;

(h)            the relative seniority, priority or junior rank of such series as to dividends or assets with respect to any other classes or series of capital stock then or thereafter to be issued; and

(i)             such other voting rights, designations, preferences, privileges, qualifications, limitations, restrictions, and special or relative rights, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix or determine under the laws of the Commonwealth of Pennsylvania;

such authority of the Board of Directors shall be subject to compliance with any shareholder approval required under the express terms of any series of Preferred Stock set forth in these Articles of Incorporation, as amended from time to time, or in a resolution or resolutions establishing any particular series of Preferred Stock.

2.              The holders of Common Stock shall have one vote per share.

3.              The Common Stock shall be subject to the prior rights of holders of any series of Preferred Stock outstanding, according to the preferences, if any, of such series.

4.              Shares of the Corporation  may be certificated or uncertificated, as provided under Pennsylvania law, and this Article FIFTH shall not be interpreted to limit the authority of the Board of Directors to issue any or all classes or series of shares of the Corporation, or any part thereof, without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the By-Laws of the Corporation. In the case of shares issued without certificates, the Corporation will, or will cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the By- Laws of the Corporation, by these Articles of Incorporation, or otherwise by applicable law or regulation. At least annually thereafter, the Corporation shall, or shall cause its transfer agent to, provide to its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.

SIXTH: The directors of the Corporation shall be divided into three classes, namely, Classes I, II and III, with each class consisting of not less than one nor more than three directors, as determined in accordance with the By-Laws of the Corporation. At the annual shareholders meeting in 2011, the terms of those directors which would have expired at the annual meetings in 2011 and 2012 shall expire and their successors shall be elected to serve one year terms. At the annual shareholders meeting in 2012 and each annual meeting of shareholders thereafter, the terms of all directors previously elected shall expire and their successors shall be elected to serve one year terms. Directors elected as hereinbefore provided may not be removed prior to the expiration of their respective terms of office without cause.

SEVENTH: These Articles of Incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

EIGHTH: The Corporation was incorporated on April 10, 1947 under the provisions of the Act of the General Assembly, P.L. 364, May 5, 1933.

NINTH:  Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Article, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee (excluding abstentions).

TENTH: Any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereupon were present and voting.